Exhibit 10.2

Amendment No. 3

to

Employment Agreement of Dave Schaeffer

This amendment is made by and between Cogent Communications, Inc. (the “Company”) and David Schaeffer (“Executive”).

In the definition of “Good Reason” (for resignation) section (iv) is deleted.  (Section iv deals with the maintenance of Executive’s benefit plans.  It has been deleted so that the definition of good cause falls within the safe harbor provided in the regulations under section 409A of the Internal Revenue Code.)

The following section is added following Section 7(a)(ii)

(iii) Notwithstanding the foregoing, if Executive is deemed as of the Date of Termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which Executive is entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the severance payments will not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph (vi) shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein.

Except as herein amended the Employment Agreement shall remain in full force and effect.

Accepted and Agreed to:

Cogent Communications, Inc.

/s/ David Schaeffer	by:	/s/ Robert N. Beury, Jr.
David Schaeffer		Robert N. Beury Jr.
In his individual capacity		Chief Legal Officer and VP
Cogent Communications, Inc.

Date: August 7, 2007		Date: August 7, 2007